Exhibit 99.1

FOR IMMEDIATE RELEASE

Stifel Financial Corp. Announces Record Results

Record Quarterly Results:
• Net Income of $22.1 million, up 73%.
• Net Revenues of $289.7 million, up 32%.
• Diluted Earnings Per Share of $0.67, up 46%.
Record Year-to-Date Results:
• Net Income of $51.1 Million, up 30%.
• Net Revenues of $771.2 million, up 21%.
• Diluted Earnings Per Share of $1.62, up 13%.

St. Louis, Missouri - November 9, 2009 - Stifel Financial Corp. (NYSE: "SF") today announced unaudited record quarterly net income of $22.1 million, or $0.67 per diluted share, on record net revenues of $289.7 million for its third quarter ended September 30, 2009, compared to $12.8 million, or $0.46 per diluted share, on net revenues of $218.9 million reported for the same period last year.

Net income for the nine months ended September 30, 2009 was $51.1 million, or $1.62 per diluted share, on record net revenues of $771.2 million, compared with $39.4 million, or $1.44 per diluted share, on net revenues of $639.4 million, in the prior year period. The three and nine month periods ended September 30, 2008, include acquisition-related charges, primarily compensation, of $3.9 million, or $0.14 per diluted share, and $11.9 million, or $0.44 per diluted share, respectively.  Our current year third quarter and year-to-date effective tax rates were reduced due to the recognition of a tax benefit related to an investment and jobs creation tax credit.

At September 30, 2009, our stockholders' equity was $833.6 million, resulting in book value per share of $27.63. During the nine months ended September 30, 2009, we completed two public offerings of our $0.15 par value common stock totaling 2,725,000 shares for total net proceeds of $135.6 million.

Chairman's Comments

Chairman and Chief Executive Officer Ronald J. Kruszewski commented, "We are pleased with our quarterly results.  Our company is on pace for its 14th consecutive year of record net revenues and, despite significant investment in our platform and capabilities, is also on track to post record net income for the year.  Our quarterly results were positively impacted by a $0.10 earnings per share tax benefit, which was offset by approximately $0.07 earnings per share in transitional expenses, including $1.9 million in duplicate rent for our New York offices and $2.5 million in conversion expenses related to our UBS transaction.  During the quarter, we raised approximately $92 million in equity capital to support our plans to become the premier middle-market investment bank and brokerage firm."

Stifel Financial Corp.
Summary Results of Operations (Unaudited)
(in thousands, except per share amounts)
	Three Months Ended					Nine Months Ended
	9/30/09	9/30/08	Change	6/30/09	Change	9/30/09	9/30/08	Change
Results of operations data:
Total revenues	$292,589	$223,829	30.7%	$264,550	10.6%	$779,471	$655,091	19.0%
Net revenues	$289,683	$218,923	32.3%	$261,505	10.8%	$771,169	$639,351	20.6%
Net income	$22,138	$12,777	73.3%	$15,815	40.0%	$51,130	$39,456	29.6%
Earnings per share:
Basic	$0.77	$0.54	42.6%	$0.58	32.8%	$1.85	$1.68	10.1%
Diluted	$0.67	$0.46	45.7%	$0.51	31.4%	$1.62	$1.44	12.5%
Weighted average shares outstanding:
Basic	28,708	23,830	20.5%	27,455	4.6%	27,652	23,520	17.6%
Diluted	32,817	28,045	17.0%	31,270	4.9%	31,468	27,335	15.1%

Stifel Financial Corp.
Summary Results of Operations (Unaudited)
(in thousands, except per share amounts)
	Three Months Ended					Nine Months Ended
	9/30/09	9/30/08	Change	6/30/09	Change	9/30/09	9/30/08	Change
Revenues:
Principal transactions	$123,238	$68,182	80.7%	$121,261	12.6%	$341,777	$200,793	70.2%
Commissions	90,905	88,727	2.5	80,721	1.6	246,236	257,491	(4.4)
Investment banking	35,056	25,156	39.4	24,702	41.9	75,262	67,935	10.8
Asset management and service fees	25,498	30,336	(15.9)	24,543	3.9	74,974	90,580	(17.2)
Other income/(loss)	6,586	(1,391)	*	2,739	*	9,440	(883)	*
Operating revenues	281,283	211,010	33.3	253,966	10.8	747,689	615,916	21.4
Interest revenue	11,306	12,819	(11.8)	10,584	6.8	31,782	39,175	(18.9)
Total revenues	292,589	223,829	30.7	264,550	10.6	779,471	655,091	19.0
Interest expense	2,906	4,906	(40.8)	3,045	(4.6)	8,302	15,740	(47.3)
Net revenues	289,683	218,923	32.3	261,505	10.8	771,169	639,351	20.6
Non-interest expenses:
Compensation and benefits	193,131	150,203	28.6	175,881	9.8	516,852	441,028	17.2
Occupancy and equipment rental	24,730	17,286	43.1	20,714	19.4	63,311	49,012	29.2
Communications and office supplies	14,429	11,192	28.9	13,129	9.9	39,403	32,887	19.8
Commission and floor brokerage	6,486	4,348	49.2	6,321	2.6	17,167	8,315	106.5
Other non-interest expenses	20,071	14,800	35.6	19,351	3.7	55,336	42,940	28.9
Total non-interest expenses	258,847	197,829	30.8	235,396	10.0	692,069	574,182	20.5
Income before income taxes	30,836	21,094	46.2	26,109	18.1	79,100	65,169	21.4
Provision for income taxes	8,698	8,317	4.6	10,294	(15.5)	27,970	25,713	8.8
Net income	$22,138	$12,777	73.3%	$15,815	40.0%	$51,130	$39,456	29.6%

Earnings per share:
Basic	$0.77	$0.54	42.6%	$0.58	32.8%	$1.85	$1.68	10.1%
Diluted	$0.67	$0.46	45.7%	$0.51	31.4%	$1.62	$1.44	12.5%

Weighted average number of common shares outstanding:
Basic	28,708	23,830	20.5%	27,455	4.6%	27,652	23,520	17.6%
Diluted	32,817	28,045	17.0%	31,270	4.9%	31,468	27,335	15.1%

* Percentage is not meaningful.

Stifel Financial Corp.
(in thousands, except per share, employee and location amounts)
	September 30, 2009	September 30, 2008	Change	June 30, 2009	Change
Statistical Information:
Book value per share	$27.63	$22.21	24.4%	$24.86	11.1%
Financial advisors	1,823	1,219	49.5%	1,562	16.7%
Full-time employees	4,289	3,038	41.2%	3,849	11.4%
Locations	281	194	44.8%	239	17.6%
Total client assets	$83,501,000	$58,860,000	41.9%	$64,653,000	29.2%

Review of Business Highlights

Third Quarter Highlights

For the three months ended September 30, 2009, we posted record net revenues of $289.7 million, a 32% increase over the third quarter of 2008 and an 11% increase over the second quarter of 2009. Our revenue growth was primarily derived from increased principal transactions and investment banking offset by a decline in asset management fees. Net income of $22.1 million, or $0.67 per diluted share, increased 73% over the third quarter of 2008 and increased 40% over the second quarter of 2009.

Revenues

  Principal transactions revenue of $123.3 million increased 81% over the third quarter of 2008 and increased 13% from the second quarter of 2009. Principal transactions increased in the Global Wealth Management ("GWM") and Capital Markets ("CM") segments, primarily in over-the-counter equity, corporate, government and municipal debt and mortgage-backed bonds.

  Commission revenue of $90.9 million increased 3% from the third quarter of 2008 and increased 2% from the second quarter of 2009.

  Investment banking revenue increased 39% from the third quarter of 2008 to $35.1 million and increased 42% from the second quarter of 2009. Capital raising revenues increased $11.3 million to $22.4 million as compared to the third quarter of 2008 and increased 57% from the second quarter of 2009. Strategic advisory fees decreased 9% to $12.7 million as compared to the third quarter of 2008 and increased 22% from the second quarter of 2009.

  Asset management and service fees revenue decreased 16% to $25.5 million from the third quarter of 2008 primarily as a result of a 10% decrease in the value of assets in fee based client accounts, and increased 4% from the second quarter of 2009, primarily as a result of a 23% increase in the value of assets in fee based client accounts.

Non-interest expenses

  Compensation and benefits expense increased 29% to $193.1 million from the third quarter of 2008 and increased 10% from the second quarter of 2009, primarily due to increased production and headcount associated with the expansion of our GWM and CM segments. For the three months ended September 30, 2009, compensation and benefits expense includes $14.8 million, or 5% of net revenues, of transition pay, which primarily consist of upfront notes, signing bonuses and retention awards in connection with our continuing expansion efforts, compared to $9.7 million, or 4% of net revenues, for the comparable period in 2008 and $13.9 million, or 5% of net revenues, for the second quarter of 2009.

  Non-compensation operating expenses increased 38% to $65.7 million from the third quarter of 2008, and increased 10% from the second quarter of 2009 primarily due to the aforementioned expansion of our GWM and CM segments.

Provision for income taxes

  Provision for income taxes was $8.7 million, representing an effective tax rate of 28%, compared to $8.3 million for the comparable period in 2008, representing an effective tax rate of 39%. Our current year third quarter effective tax rate was reduced due to the recognition of a tax benefit of $3.4 million related to an investment and jobs creation tax credit.

YTD Highlights

For the nine months ended September 30, 2009, we posted record net revenues of $771.2 million, a 21% increase over the comparable period in 2008. Our revenue growth was primarily derived from increased principal transactions and investment banking offset by a decline in commissions and asset management fees. Net income increased 30% to $51.1 million, or $1.62 per diluted share.

Revenues

  Principal transactions revenue for the nine months ended September 30, 2009 increased 70% to $341.8 million from the comparable period in 2009. Principal transactions increased in the GWM and CM segments, primarily in over-the-counter equity, corporate, government and municipal debt and mortgage-backed bonds.

  Commission revenue of $246.2 million for the nine months ended September 30, 2009 decreased 4% from the comparable period in 2008.

  Investment banking revenue for the nine months ended September 30, 2009 increased 11% to $75.3 million from the comparable period in 2008. For the nine months ended September 30, 2009, capital raising revenues increased 17% to $42.1 million while strategic advisory fees increased 4% to $33.2 million as compared to the prior year.

  Asset management and service fees revenue for the nine months ended September 30, 2009 decreased 17% to $75.0 million from the comparable period in 2008, primarily as a result of a 10% decrease in the value of assets in fee based client accounts.

  Customer margin interest revenue for the nine months ended September 30, 2009 decreased $8.6 million or 49% from the comparable period in 2008, primarily as a result of a decrease in the margin receivables due to market volatility.

Non-interest expenses

  For the nine months ended September 30, 2009, compensation and benefits expense increased 17% to $516.9 million from the comparable period in 2008, primarily due to increased production and headcount associated with the expansion of our GWM and CM segments in the first nine months of 2009. For the nine months ended September 30, 2009, compensation and benefits expense includes $40.9 million, or 5% of net revenues, of transition pay compared to $25.5 million, or 4% of net revenues, for the comparable period in 2008.

  Non-compensation operating expenses for the nine months ended September 30, 2009 increased 32% to $175.2 million from the comparable period in 2008, primarily due to the aforementioned expansion of our GWM and CM segments during the first nine months of 2009.

Provision for income taxes

  Provision for income taxes was $28.0 million, representing an effective tax rate of 35%, compared to $25.7 million for the comparable period in 2008, representing an effective tax rate of 39%. The reduction of our year-to-date effective tax rate is attributable to the previously mentioned tax benefit recognized in the third quarter of 2009.

Business Segment Results

	Summary Segment Results (Unaudited)
	Three Months Ended					Nine Months Ended
	9/30/09	9/30/08	Change	6/30/09	Change	9/30/09	9/30/08	Change
Net revenues:
Global Wealth Management	$157,145	$117,151	34.1%	$135,310	16.1%	$406,619	$358,322	13.5%
Capital Markets	130,179	101,598	28.1	125,136	4.0	360,787	277,548	30.0
Other	2,359	174	*	1,059	122.8	3,763	3,481	8.1
Net revenues	$289,683	218,923	32.3%	$261,505	10.8%	$771,169	$639,351	20.6%
Operating contribution:
Global Wealth Management	$27,540	23,533	17.0%	$22,307	23.5%	$67,081	$79,725	(15.9)%
Capital Markets	33,433	23,789	40.5	31,850	5.0	91,317	60,999	49.7
Other	(30,137)	(26,228)	14.9	(28,048)	7.4	(79,298)	(75,555)	5.0
Income before income taxes	$30,836	$21,094	46.2%	$26,109	18.1%	$79,100	$65,169	21.4%

* Percentage is not meaningful.

  Global Wealth Management Segment

The UBS branch acquisition and related customer account conversion to our platform has enabled us to leverage our customers' assets, which allows us the ability to provide a full array of financial products to both our Private Client Group and Stifel Bank customers. As a result, we have changed how we manage these reporting units and consequently they will be combined to form the Global Wealth Management segment effective September 30, 2009.

  Third Quarter Highlights

  Net revenues of $157.1 million, a 34% increase over the third quarter of 2008 and a 16% increase from the second quarter of 2009. Our Global Wealth Management segment consists of the Private Client Group ("PCG") and Stifel Bank & Trust ("Stifel Bank") reporting units. PCG had net revenues of $152.2 million, a 34% increase over the third quarter of 2008 and a 16% increase from the second quarter of 2009. Stifel Bank had net revenues of $4.9 million, a 55% increase over the third quarter of 2008 and a 19% increase from the second quarter of 2009.

  Commission revenue increased 27% over the third quarter of 2008 and increased 21% from the second quarter of 2009.

  Principal transactions revenue increased 86% over the third quarter of 2008 and increased 9% from the second quarter of 2009.

  Investment banking revenues, which represents sales commissions on investment banking underwritings, increased 26% from the third quarter of 2008 and increased 50% from the second quarter of 2009.

  Asset management and service fees revenue decreased 16% from the third quarter of 2008 and increased 4% from the second quarter of 2009.

  For the three months ended September 30, 2009, compensation and benefits expense was 62% of net revenues compared to 61% for the comparable period in 2008 and 62% for the second quarter of 2009.

  Operating contribution of $27.5 million, a 17% increase from the third quarter of 2008 and a 24% increase from the second quarter of 2009.

  Stifel Bank's investment portfolio increased 358% over the third quarter of 2008 and increased 126% from the second quarter of 2009, primarily due to purchases of agency mortgage-backed securities.

  Stifel Bank's retained loan portfolio increased 66% over the third quarter of 2008 and increased 86% from the second quarter of 2009, driven by the addition of Reg U loans acquired in the UBS transaction.

  Bank deposits increased 235% over the third quarter of 2008 and increased 86% from the second quarter of 2009.

  YTD Highlights

  Net revenues of $406.6 million for the nine months ended September 30, 2009, a 14% increase over the comparable period in 2008. PCG and Stifel Bank had net revenues of $393.9 million and $12.7 million for the nine months ended September 30, 2009, a 13% and 50% increase, respectively, over the comparable period in 2008.

  Commission revenue and principal transactions revenue for the nine months ended September 30, 2009 increased 8% and 55%, respectively, over the comparable period in 2008.

  Investment banking revenue, which represents sales commissions on investment banking underwritings, decreased 33% from the comparable period in 2008.

  Asset management and service fees revenue decreased 17% from the comparable period in 2008.

  For the nine months ended September 30, 2009, compensation and benefits expense was 62% of net revenues compared to 61% for the comparable period in 2008.

  Operating contribution of $67.1 million for the nine months ended September 30, 2009, a 16% decrease from the comparable period in 2008.

  We completed the integration of Butler Wick PCG offices we acquired on December 31, 2008.

  We completed three waves of the UBS acquisition during the third quarter.  The final wave closed on October 16, 2009.

  We added 83 PCG offices and 583 Financial Advisors, including 40 offices and 245 Financial Advisors from UBS and 17 offices and 67 Financial Advisors from Butler Wick, in the first nine months as part of our ongoing footprint expansion efforts.

Global Wealth Management Results and Statistical Information (Unaudited)
	Three Months Ended					Nine Months Ended
	9/30/09	9/30/08	Change	6/30/09	Change	9/30/09	9/30/08	Change
Revenues:
Commissions	$63,161	$49,563	27.4%	$52,091	21.3%	$158,468	$146,860	7.9%
Principal transactions	53,052	28,468	86.4	48,759	8.8	140,248	90,663	54.7
Asset management and service fees	25,406	30,111	(15.6)	24,452	3.9	74,689	90,199	(17.2)
Investment banking	4,263	3,371	26.4	2,843	49.9	9,176	13,690	(33.0)
Net interest	7,186	5,397	33.2	5,531	29.9	18,124	15,810	14.6
Other income/(loss)	4,077	241	*	1,634	*	5,914	1,100	*
Net revenues	157,145	117,151	34.1	135,310	16.1	406,619	358,322	13.5
Non-interest expenses:
Compensation and benefits	96,711	71,388	35.5	83,829	15.4	253,169	218,661	15.8
Other non-interest expenses	32,894	22,230	48.0	29,174	12.8	86,369	59,936	44.1
Total non-interest expenses	129,605	93,618	38.4	113,003	14.7	339,538	278,597	21.9
Income before income taxes	$27,540	$23,533	17.0%	$22,307	23.5%	$67,081	$79,725	(15.9)%

As a percentage of net revenues:
Compensation and benefits	61.5%	60.9%		62.0%		62.3%	61.0%
Other non-interest expenses	21.0%	19.0%		21.6%		21.2%	16.8%
Net margin	17.5%	20.1%		16.4%		16.5%	22.2%

* Percentage is not meaningful.

Stifel Bank & Trust
(in thousands)
	September 30, 2009	June 30, 2009	Change	September 30, 2008	Change
Other information:
Assets	$965,569	$532,308	81.4%	$327,729	195.0%
Investment securities	$300,623	$133,238	125.6%	$65,592	358.3%
Retained loans, net	$336,865	$181,580	85.5%	$203,181	65.7%
Loans held for sale, net	$30,947	$43,320	(28.6)%	$11,370	172.2%
Deposits	$875,028	$470,430	86.0%	$261,018	235.2%
Allowance as a percentage of loans (1)	0.73%	1.66%		1.22%
Non performing loans as a percentage of assets	0.18%	0.84%		0.06%

(1) Excluding acquired loans of $140.0 million, the allowance as a percentage of gross loans totaled 1.25% as of 9/30/09.

  Capital Markets Segment

  Third Quarter Highlights

  Net revenues of $130.2 million, a 28% increase over the third quarter of 2008 and a 4% increase from the second quarter of 2009. Our Capital Markets segment consists of our Equity Capital Markets ("ECM") and Fixed Income Capital Markets ("FICM") reporting units.

  Institutional brokerage revenues were $97.9 million, a 24% increase over the third quarter of 2008 and a 3% decrease from the second quarter of 2009. ECM institutional brokerage revenues were $39.7 million, an 11% decrease over the third quarter of 2008 and a 4% increase from the second quarter of 2009. FICM institutional brokerage revenues were $58.2 million, a 71% increase over the third quarter of 2008 and an 8% decrease from the second quarter 2009.

  Investment banking revenues were $30.8 million, a 41% increase over the third quarter of 2008 and a 41% increase over the second quarter of 2009. ECM investment banking revenues were $24.6 million, a 35% increase over the third quarter of 2008 and a 41% increase over the second quarter of 2009. FICM investment banking revenues were $6.2 million, a 76% increase over the third quarter of 2008 and a 42% increase over the second quarter of 2009.

    Capital raising revenues were $18.1 million, a 134% increase over the third quarter of 2008 and a 59% increase over the second quarter of 2009. ECM capital raising revenues were $13.2 million, a 144% increase over the third quarter of 2008 and a 75% increase over the second quarter of 2009. FICM capital raising revenues were $4.9 million, a 110% increase over the third quarter of 2008 and a 27% increase over the second quarter of 2009.

    Advisory fees were $12.7 million, a 10% decrease from the third quarter of 2008 and a 22% increase over the second quarter of 2009. ECM advisory fees were $11.4 million, an 11% decrease from the third quarter of 2008 and a 15% increase over the second quarter of 2009. FICM advisory fees were $1.3 million, an 11% increase over the third quarter of 2008 and a 142% increase over the second quarter of 2009.

  For the three months ended September 30, 2009, compensation and benefits expense was 60% of net revenues compared to 61% for the third quarter of 2008 and 59% for the second quarter of 2009.

  Operating contribution of $33.4 million, a 41% increase over the third quarter of 2008 and a 5% increase from the second quarter of 2009.

  Net margins were 26% compared to 23% for the third quarter of 2008 and 25% in the second quarter 2009.

  YTD Highlights

  Net revenues of $360.8 million for the nine months ended September 30, 2009, a 30% increase over the comparable period in 2008.

  Institutional brokerage revenues were $289.3 million, a 31% increase over the comparable period in 2008. ECM and FICM institutional brokerage revenues were $114.6 million and $174.7 million, a 1% decrease and 66% increase, respectively, over the comparable period in 2008.

  Investment banking revenues were $66.1 million, a 22% increase over the comparable period in 2008. ECM and FICM investment banking revenues were $52.1 million and $14.0 million, a 17% and 42% increase, respectively, over the comparable period in 2008.

    Capital raising revenues were $32.9 million, a 48% increase over the comparable period in 2008. ECM and FICM capital raising revenues were $21.4 million and $11.5 million, a 28% and 107% increase, respectively, over the comparable period in 2008.

    Advisory fees were $33.2 million, a 4% increase over the comparable period in 2008. ECM and FICM advisory fees were $30.7 million and $2.5 million, an 11% increase and a 42% decrease, respectively, over the comparable period in 2008.

  For the nine months ended September 30, 2009, compensation and benefits expense was 59% of net revenues compared to 62% for the comparable period in 2008.

  Net margins for the nine months ended September 30, 2009 were 25% compared to 22% for the comparable period in 2008.

  We added 63 revenue producers in the first nine months of 2009.

	Capital Markets Results and Statistical Information (Unaudited)
	Three Months Ended					Nine Months Ended
	9/30/09	9/30/08	Change	6/30/09	Change	9/30/09	9/30/08	Change
Revenues:
Principal transactions	$70,186	$39,713	76.7%	$72,502	(3.2)%	$201,529	$110,129	83.0%
Commissions	27,743	39,164	(29.2)	28,630	(3.1)	87,767	110,631	(20.7)
Capital raising	18,070	7,733	133.7	11,391	58.6	32,890	22,257	47.8
Advisory fees	12,724	14,052	(9.5)	10,467	21.6	33,197	31,988	3.8
Investment banking	30,794	21,785	41.4	21,858	40.9	66,087	54,245	21.8
Other income	1,456	936	55.6	2,146	(32.2)	5,404	2,543	112.5
Net revenues	130,179	101,598	28.1	125,136	4.0	360,787	277,548	30.0
Non-interest expenses:
Compensation and benefits	77,483	62,030	24.9	74,250	4.4	214,251	171,875	24.7
Other non-interest expenses	19,263	15,779	22.1	19,036	1.2	55,219	44,674	23.6
Total non-interest expenses	96,746	77,809	24.3	93,286	3.7	269,470	216,549	24.4
Income before income taxes	$33,433	$23,789	40.5%	$31,850	5.0%	$91,317	$60,999	49.7%

As a percentage of net revenues:
Compensation and benefits	59.5%	61.0%		59.3%		59.4%	61.9%
Other non-interest expenses	14.8%	15.6%		15.3%		15.3%	16.1%
Net margin	25.7%	23.4%		25.4%		25.3%	22.0%

  Statement of Financial Condition Highlights (Unaudited)

Total assets increased 42% to $2.9 billion at September 30, 2009 from $2.0 billion at September 30, 2008. The increase is primarily attributable to increased receivables, trading inventory, financial instruments, loans and advances to financial advisors and the recognition of goodwill associated with our acquisition of UBS, which is based on preliminary estimates and is subject to change upon the final valuation. Our broker-dealer subsidiary's gross assets and liabilities, including trading inventory, stock loan/borrow, receivables and payables from/to brokers, dealers and clearing organizations and clients, fluctuate with our business levels and overall market conditions. The increase in assets is primarily attributable to the growth of our company, both organically and through the acquisition of UBS. Total stockholders' equity increased $268.2 million, or 47%, to $833.6 million at September 30, 2009, principally due to proceeds from our two equity offerings, net income, and amortization of stock-based awards.

At September 30, 2009, we reported total securities owned and investments at fair value of $990.2 million, which included securities categorized as level III of $73.3 million. Our level III assets include $55.8 million of auction rate securities, of which the auctions have failed.

  Conference Call Information

Stifel Financial Corp. will hold a conference call Monday, November 9, 2009, at 4:45 p.m. Eastern. This call will be Web cast and slides can be accessed on the Investor Relations portion of the Stifel Financial Corp. website at www.stifel.com, as well as on all sites within Thomson/CCBN's Investor Distribution Network. Questions may be posed to management by participants on the call, and in response, the company may disclose additional material information. To participate in the question and answer portion on the call, please dial 888-676-3684 and request the Stifel Financial Corp. earnings call.  The subjects to be covered may also contain forward-looking information.

  Company Information

Stifel Financial Corp. operates 297 offices in 41 states and the District of Columbia through its principal subsidiary, Stifel Nicolaus and Company, Inc., and 3 European offices through Stifel Nicolaus Limited. Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, commercial and retail banking and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. To learn more about Stifel, please visit our company's web site at www.stifel.com.

  Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions.  The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities:  the ability to successfully integrate the acquired companies or the branch offices and financial advisors as part of the our transaction with UBS; a material adverse change in the financial condition; the risk of borrower, depositor and other customer attrition; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies' operations, pricing, and services; and other risk factors referred to from time to time in filings made by Stifel with the Securities and Exchange Commission.  Forward-looking statements speak only as to the date they are made.  Stifel does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Stifel disclaims any intent or obligation to update these forward-looking statements.

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For further information contact:

James M. Zemlyak, Chief Financial Officer

(314) 342-2228 zemlyakj@stifel.com